Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-136921

May 20, 2008

Final Term Sheet

Washington Real Estate Investment Trust

2,600,000 Common Shares of Beneficial Interest

Issuer:	Washington Real Estate Investment Trust (the “Company”)

Symbol:	NYSE: WRE

Security:	Common shares of beneficial interest, par value $0.01 per share

Size:	2,600,000 common shares, representing an increase of 300,000 shares over the 2,300,000 shares described in the preliminary prospectus filed with the SEC on May 19, 2008

Over-Allotment Option:	390,000 common shares, representing 45,000 shares more than the 345,000 over-allotment shares described in the preliminary prospectus

Shares outstanding after the offering:	49,419,855 common shares (49,809,855 common shares if the over-allotment option is exercised in full)

Public offering price:	$34.80 per share

Trade date:	May 20, 2008

Settlement and delivery date:	May 23, 2008

Underwriting discounts and commissions:	$1.392 per share; $3,619,200 total ($4,162,080 if over-allotment option is exercised in full)

Proceeds to the Company, before expenses:	$33.408 per share; $86,860,800 total ($99,889,920 if over-allotment option is exercised in full)

Use of proceeds:	The Company intends to use the net proceeds of the offering to repay borrowings outstanding under its lines of credit, which were incurred principally to fund property acquisitions.

Lead Managers:	Raymond James & Associates, Inc. J.P. Morgan Securities Inc.

Co-Managers:	Robert W. Baird & Co. Incorporated Credit Suisse Securities (USA) LLC Wachovia Capital Markets, LLC RBC Capital Markets Corporation

Relationships:	An affiliate of J.P. Morgan Securities Inc. is a lender under the Company’s line of credit with Wells Fargo Bank, N.A. A portion of the net proceeds will be received by this affiliate because the Company intends to use the net proceeds to repay a portion of the outstanding borrowings under its lines of credit.

The issuer has filed a registration statement (including a prospectus dated August 28, 2006 and a preliminary prospectus supplement dated May 19, 2008) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by calling Raymond James & Associates, Inc. toll-free at 1-800-248-8863. You may also access the preliminary prospectus by clicking on the following link:

http://www.sec.gov/Archives/edgar//data/104894/000119312508118451/d424b3.htm